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                                                                     Exhibit 23

                             ACCOUNTANTS' CONSENT

The Board of Directors
Texas Eastern Transmission Corporation:

        We consent to incorporation by reference in the registration statement (No. 33-67690) on Form S-3 of Texas Eastern Transmission Corporation of our report dated January 23, 1996, relating to the consolidated balance sheets of Texas Eastern Transmission Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, common stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Texas Eastern Transmission Corporation.


                                        KPMG PEAT MARWICK LLP


Houston, Texas
March 28, 1996